EXHIBIT 21.1



                             Kroll Inc. Subsidiaries


Kroll Holdings, Inc. ("KHI") (Delaware) (100%)

Kroll Associates, Inc. (Delaware) (100%)

Kroll Associates (Asia) Limited (Hong Kong) (50%; 50% by KHI)

Kroll Associates U.K. Limited (England) (100%)

Kroll International, Inc. (Delaware) (100%)

Kroll Associates International Holdings, Inc. (100%)

Kroll Associates, S.A. (Argentina) (100%)

Kroll Lindquist Avey Company (Nova Scotia) (100% owned by L.A.M.B. Acquisition, Inc. and L.A.M.B. Acquisition II, Inc., which are 100% owned by Kroll)

InPhoto Surveillance, Inc. (Illinois) (100%)

Kroll Information Services, Inc. (Delaware) (100%)

Laboratory Specialists of America, Inc. (Oklahoma) (100%)

Kroll Laboratory Specialists, Inc. (Louisiana) (100%)

Kroll Buchler Phillips Ltd. (U.K.) (100%)

Kroll Background America, Inc. (Tennessee) (100%)

All other subsidiaries together do not meet the definition of a Significant Subsidiary.